Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2019, Broadway Financial Corporation (the “Company”, “we”, “our” or “us”) had two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) shares of our common stock, par value $0.01 per share ( “Common Stock”), and (2) the preferred stock purchase rights described below with respect to Series B Junior Participating Preferred Stock that might be issued by us upon the occurrence of certain events.

Common Stock

We are authorized under our certificate of incorporation to issue an aggregate of 50,000,000 shares of Common Stock, par value $0.01 per share and 25,000,000 shares of non-voting common stock, par value $0.01 per share (“Non-Voting Common Stock”).   As of December 31, 2019, we had issued and outstanding 19,111,423 shares of Common Stock and 8,756,396 shares of Non-voting Common Stock. The shares of Non-Voting Common Stock have all the attributes and rights of our Common Stock, other than with respect to voting rights, and convert to shares of Common Stock having voting rights in the event of transfer from the holders to whom the shares of Non-Voting Common Stock were originally issued.  The Non-Voting Common Stock is not registered under the Exchange Act.

The following is a summary of the material terms of our common stock.  The rights of holders of our Common Stock and our Non-Voting Common Stock, are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock which we may designate and issue in the future. This description does not purport to be complete and is qualified in its entirety by reference to our certificate of incorporation and amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part.

Dividend Rights

Subject to the rights of holders of preferred stock of any series that may be issued and outstanding from time to time, holders of our common stock are entitled to receive such dividends and other distributions in cash, securities or other assets as may be declared by our board of directors from time to time out of our funds or assets that are legally available for dividends and other distributions, and are entitled to share equally on a per share basis in all such dividends and other distributions.

Voting Rights

Each outstanding share of our Common Stock is entitled to one vote on all matters submitted to a vote of stockholders generally.  In the event we issue one or more series of preferred or other securities in the future such preferred stock or other securities may be given rights to vote, either together with the Common Stock or as a separate class on one or more types of matters.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of the Company, the holders of our common stock will be entitled, subject to the prior rights of any outstanding series of our preferred stock, to share in our net assets, if any, that are available after the payment of all of our debts and other liabilities.

Preemptive Rights

The holders of our common stock have no preemptive rights in their capacities as such holders.

Board of Directors

Holders of Common Stock do not have cumulative voting rights with respect to the election of directors.  At any meeting to elect directors by holders of our Common Stock, the presence, in person or by proxy, of the holders of a majority of the voting power of shares of our Common Stock then outstanding will constitute a quorum for such election.  Directors may be elected by a plurality of the votes of the shares present and entitled to vote on the election of directors, except for directors whom the holders of any then outstanding preferred stock have the right to elect, if any.

Certain Anti-Takeover Effects of Our Certificate of Incorporation, Bylaws and Applicable Law

Provisions of Delaware Law. We are a Delaware corporation and Section 203 of the Delaware General Corporate Law (“DGCL”) applies to us.  It is an anti-takeover statute that is designed to protect stockholders against coercive, unfair or inadequate tender offers and other abusive tactics and to encourage any person contemplating a business combination with us to negotiate with our board of directors for the fair and equitable treatment of all stockholders.

Under Section 203 of the DGCL, a Delaware corporation is not permitted to engage in a “business combination” with an “interested stockholder” for a period of three years following the date that the stockholder became an interested stockholder.  As defined for this purpose, the term “business combination” includes a merger, consolidation, asset sale or other transaction resulting in a financial benefit to the interested stockholder.  The term “interested stockholder” is defined to mean a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock.  This prohibition does not apply if:

•                  prior to the time that the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction resulting in the stockholder becoming an interested stockholder;

•                  upon completion of the transaction resulting in the stockholder becoming an interested stockholder, the stockholder owns at least 85% of the outstanding voting stock of the corporation, excluding voting stock owned by directors who are also officers and by certain employee stock plans; or

•                  at or subsequent to the time that the stockholder became an interested stockholder, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that the interested stockholder does not own.

A Delaware corporation may elect not to be governed by these restrictions. We have not made such election.

Classified Board of Directors; Removal of Directors for Cause. Our certificate of incorporation and bylaws provide for our board of directors to be divided into three classes, as nearly equal in number as possible, serving staggered terms.  Approximately one-third of our board will be elected each year.  At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire will be elected for a three-year term of office.  All directors elected to our classified board of directors will serve until the election and qualification of their respective successors or their earlier resignation or removal.  The board of directors is authorized to create new directorships and to fill such positions so created and is permitted to specify the class to which any such new position is assigned.  The person filling such position would serve for the term applicable to that class.  The board of directors (or its remaining members, even if less than a quorum) is also empowered to fill vacancies on the board of directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred.  Members of the board of directors may only be removed for cause by the affirmative vote, taken at a stockholders meeting, of a majority of our outstanding voting stock.  Cause is defined for this purpose to mean conviction of a felony, or gross negligence or misconduct in the performance of a director’s duty to the Company as determined by a court of competent jurisdiction, which adjudication is no longer subject to direct appeal.  These provisions are likely to increase the time required for stockholders to change the composition of the board of directors.  For example, in general, at least two annual meetings will be necessary for stockholders to effect a change in a majority of the members of the board of directors.  The provision for a classified board could prevent a party who acquires control of a majority of our outstanding Common Stock from obtaining control of our board of directors until our second annual stockholders meeting following the date the acquirer obtains the controlling stock interest.  The classified board provision could have the effect of discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us and could increase the likelihood that incumbent directors will retain their positions.

Advance Notice Procedures. Our bylaws establish an advance notice procedure for stockholder nominations of persons for election to our board of directors and for any proposals to be presented by stockholders at an annual meeting.  Stockholders at an annual meeting will only be able to consider nominations and other proposals specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our corporate secretary timely written notice, in proper form, of the stockholder’s intention to nominate a person for election as a director or to bring a proposal for action at the meeting.

Unanimity Required For Stockholder Action Without Meeting.  Our certificate of incorporation provides that stockholder actions may be taken without a meeting only by written consent signed by all stockholders.

Supermajority Stockholder Vote Required for Certain Actions.  The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless the corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.  Our certificate of incorporation requires the affirmative vote of the holders of at least 66-2/3% of our outstanding voting stock to amend or repeal certain provisions of the certificate of incorporation.  This “super-majority” stockholder vote would be in addition to any separate class vote that might be required pursuant to the terms of any preferred stock that might then be outstanding.  In addition, our amended and restated bylaws may only be amended by the directors then in office.

The affirmative vote of the holders of two-thirds of our outstanding voting stock is also required by our certificate of incorporation, in addition to any other approval that may be required by law, for approval of a business combination with or upon a proposal by an interested stockholder, unless the business combination (1) has been approved by a majority of disinterested directors, or (2) will occur at least three years after the proposing stockholder became an interested stockholder and certain criteria relating to the price to be paid in the business combination are satisfied, or (3) is solely with one of our subsidiaries and certain criteria are satisfied.  For purposes of the foregoing provisions, the term “interested stockholder” is defined as a direct or indirect beneficial owner of more than 10% of our outstanding voting stock.

Effects of Authorized but Unissued Shares. We have shares of Common Stock and “blank check” preferred stock available for future issuance and our Board may establish the terms of separate series of such preferred stock, without stockholder approval, subject to the limitations imposed by the listing standards of the NASDAQ Capital Market or any securities market or exchange on which our securities may be listed or traded.  These additional shares may be utilized for a variety of corporate purposes, including future private sales or public offerings to raise additional capital, acquisitions of other companies and grants of stock options or other stock-based compensation awards pursuant to employee incentive compensation plans.  The existence of authorized but unissued shares of Common Stock and “blank check” preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our Common Stock by means of a proxy contest, tender offer, merger, or otherwise.

Regulatory Requirements.  The Change in Bank Control Act prohibits a person or group of persons acting in concert from acquiring control of a savings and loan holding company unless the Federal Reserve Board has been given 60 days prior written notice of such proposed acquisition and within that time period the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued.  The term “control” is defined for this purpose to include ownership or control of, or holding with power to vote, 25% or more of any class of a savings and loan holding company’s voting securities.  Under a rebuttable presumption contained in the regulations of the Federal Reserve Board, ownership or control of, or holding with power to vote, 10% or more of any class of voting securities of a savings and loan holding company having a class of securities registered under Section 12 of the Exchange Act would also be deemed to constitute the acquisition of control.  In addition, any company would be required to obtain the approval of the Federal Reserve Board under the Home Owners’ Loan Act before acquiring control of a savings and loan holding company.  For this purpose, a company is deemed to have control of a savings and loan holding company if the company owns, controls, holds with power to vote, or holds proxies representing, 25% or more of any class of voting shares of the savings and loan holding company or controls in any manner the election of a majority of the holding company’s directors, and may also be deemed to acquire control of a savings and loan holding company based on a consideration of all relevant facts by the Federal Reserve Board.

Transfer Agent and Registrar

Computershare Investor Services is the transfer agent and registrar for our Common Stock.  The transfer agent and registrar’s address is 250 Royall Street, Canton, MA 02021.

Listing of our Common Stock

Our Common Stock is listed on the NASDAQ Capital Market under the symbol “BYFC.”

Rights to Purchase Series B Junior Participating Preferred Stock

On September 10, 2019, our board of directors declared a dividend of one preferred share purchase right (each a “Right”) for each share of Common Stock and Non-Voting Common Stock outstanding on September 23, 2019 to the stockholders of record as of the close of business on that date.  In connection with the distribution of the Rights, the Company entered into a Rights Agreement (the “Rights Agreement”), dated as of September 10, 2019, between the Company and Computershare Trust Company, N.A., as rights agent.   The Rights are attached to and will not be transferrable separately from the shares of Common Stock and Non-Voting Common Stock in respect of which the Rights were issued except upon the occurrence of certain events specified in the Rights Agreement.  The Rights are registered under the Exchange Act.

Each Right entitles the registered holder thereof, upon the occurrence of certain events, to purchase from the Company one one-thousandth of a share of Series B Junior Participating Preferred Stock, par value $0.01 per share, of the Company (the “Series B Preferred Shares”) at a price of $3.60 per each one-thousandth of a Preferred Share represented by a Right, subject to adjustment in certain events as provided in the Rights Agreement.  No shares of Series B Preferred Shares are outstanding, and the Series B Preferred Shares are not registered under the Exchange Act at this time.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, which is incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on September 11, 2019.  A description of the Rights is incorporated herein by reference to the description thereof set forth under Items 1.01 and 5.03 of the Company’s Current Report on Form 8-K filed on September 11, 2019, which description is qualified in its entirety by reference to the full text of the Rights Agreement.